UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
    (1) Lauder, Leonard A.
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board of Directors
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |12/31/|J (2| |73,300            |A  |           |4,974,580          |D     |                           |
                           |01    |)   | |                  |   |           |                   |      |                           |
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Class A Common Stock       |      |    | |                  |   |           |4,698,951          |I     |By EL 1994 Trust (3,4)     |
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Class A Common Stock       |      |    | |                  |   |           |1,300,000          |I     |By EL 2001 Charitable Trust|
                           |      |    | |                  |   |           |                   |      | (3,4)                     |
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Class A Common Stock       |      |    | |                  |   |           |2,531,471          |I     |By GRAT (3,5)              |
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Class A Common Stock       |      |    | |                  |   |           |3,579,302          |I     |By LAL Family Partners (3,6|
                           |      |    | |                  |   |           |                   |      |)                          |
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Class A Common Stock       |      |    | |                  |   |           |15,384             |I     |By Lauder & Sons L.P. (2,6)|
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |      |    | |                  |   |           |390,000            |I     |By Spouse (8)              |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Leonard A. Lauder ("LAL"), Chairman of the Board, is the designated filer on behalf of: (a) himself; and (b) his wife, Evelyn H. Lauder ("EHL") an executive officer (Senior Corporate Vice President) of the
Issuer.
(2) Distribution of shares from the LAL 4002 Trust.
(3) The Reporting Person disclaims benefial ownership to the extent he does not have a pecuniary interst in such securities.
(4) The Reporting Person is co-Trustee and beneficiary of the Estee Lauder 1994 Trust.
(5) The Reporting Person is the grantor of a grantor retained annuity trust.
(6) The Reporting Person is the majority stockholder of LAL Family Corporation, which is the sole general partner of LAL Family Partners L.P. LAL
Family Partners L.P. is a limited partnership in which the Reporting Person has sole voting and investment power.
(7)The Reporting Person is a general partner of Lauder & Sons L.P. The Reporting Person is also a Trustee of The 1995 Estee Lauder LAL Trust, which is also a general partner of Lauder & Sons
L.P.
(8) The Reporting Person disclaims beneficial ownership of shares owned by his spouse.
Joint Filer
Information:
Name:Evelyn H.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
12/31/2001
Signature: /s/ Evelyn H.
Lauder

DATE
01/  /2002